EXHIBIT 4.5



CUSIP 62473L  30  9
SEE REVERSE FOR CERTAIN DEFINITIONS

NOT MORE THAN 1,000,000,000
SHARES

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

THIS CERTIFIES THAT
IS THE OWNER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, PAR VALUE OF $.001 EACH, OF

Mpower Holding Corporation transferable on the books of the Corporation in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

     WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

CORPORATE SECRETARY

PRESIDENT

COUNTERSIGNED AND REGISTERED:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
TRANSFER AGENT
AND REGISTRAR
BY

AUTHORIZED OFFICER